                                                                   EXHIBIT 99.01

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                 YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                                 (IN THOUSANDS)

                                             BALANCE AT    CHARGED TO                   WRITE-OFFS   BALANCE
                                             BEGINNING     COSTS AND                      NET OF      AT END
                                              OF YEAR       EXPENSES     OTHER          RECOVERIES   OF YEAR
                                            ------------   ----------   --------        ----------   --------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
  2003...................................     $ 10,698      $  2,248    $     --         $ 7,569     $  5,377
  2002...................................       24,225         5,115          --          18,642       10,698
  2001...................................        4,477        29,990       3,913(1)       14,155       24,225
VALUATION ALLOWANCE FOR DEFERRED TAX
  ASSETS
  2003...................................     $348,793      $ 73,510    $     --         $    --     $422,303
  2002...................................      323,619       (28,137)     53,311(1)(2)        --      348,793
  2001...................................       74,611       294,944     (45,936)(1)(2)       --      323,619

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(1) Balances acquired from acquisitions.

(2) Balances will be credited to equity upon reduction of valuation allowances.